CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-194902, 333-202813 and 333-206325 on Form S-8 of our report dated February 26, 2016, relating to the consolidated financial statements of Aerohive Networks, Inc. and its subsidiaries (the “Company”), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP
San Jose, California
February 26, 2016